                                                                    EXHIBIT 10.3

                            SHAREHOLDERS' AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into as of the first day of February, 1999, by and among IMAGE SENSING SYSTEMS, INC., a company incorporated under the laws of the State of Minnesota ("ISS"); BERKELEY DEVELOPMENT LIMITED, a company incorporated under the laws of the British Virgin Islands ("BDL"); MATS JOHAN BILLOW, an individual residing in Hong Kong ("Billow"); GROVE PLACE LIMITED, a company incorporated under the laws of the British Virgin Islands ("GPL"); ANTHONY H. GOULD, an individual residing in Thailand ("Gould"); and MAX RESOURCES LIMITED, a company incorporated under the laws of Hong Kong (the "Company"), (collectively, the "parties").

         WHEREAS, ISS, which is in the business of developing, manufacturing and selling traffic control products throughout the world, desires to expand its business in Asia by acquiring a majority equity interest in the Company, which is a distributor of traffic control products in Asia;

         WHEREAS, BDL and Billow are the sole shareholders of the Company, each owning one (1) ordinary share, and Billow is the sole shareholder of BDL;

         WHEREAS, on and subject to the terms of a certain Subscription Agreement by and among ISS, the Company, BDL and Billow (the "Subscription Agreement"), which shall be signed concurrently with this Agreement, ISS shall acquire six (6) ordinary shares of the Company;

         WHEREAS, GPL, a consulting firm with expertise in selling traffic control products in Asia, which is wholly owned by Gould, is willing to render services to the Company, and the Company is willing to issue two (2) shares of the Company to GPL and pay such other consideration to GPL as shall be agreed upon by GPL, ISS and the Company; and

         WHEREAS, the parties desire to protect their respective interests from dilution and to provide a mechanism for the transfer and valuation of their respective shares by entering into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and commitments of the parties set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   MANAGEMENT

         1.1  Principal Management Responsibilities.

         (a) Billow, pursuant to a certain Service Agreement with the Company executed as of the date of this Agreement (the "Service Agreement"), shall be appointed as General Manager of the Company and be responsible for the management of the Company's day-to-day operations in the ordinary course of business, subject to powers and duties reserved to the Board of Directors and the shareholders under applicable law, the Company's Memorandum and Articles of Association, and the terms and conditions of this Agreement. The Company shall also enter into a consulting agreement with BDL under which BDL will provide consulting services to the Company regarding operations outside of Hong Kong (the "BDL Consulting Agreement").

         (b) Gould, acting through GPL and under a certain Consultancy Agreement dated as of December 1, 1998 between GPL and ISS (the "Consultancy Agreement"), shall assist with the management of the Company in the manner determined by mutual agreement of GPL and the Company. As partial compensation to GPL for making Gould available to assist the Company, the Company shall issue two (2) ordinary shares of Company to GPL, and GPL shall subscribe for such shares, as soon as possible after the date of this Agreement. The Company shall also negotiate a service agreement with GPL or ISS regarding services to be provided to the Company by Gould.

         1.2 Board of Directors. The Board of Directors of the Company shall consist of five (5) persons, three (3) of whom shall be nominated by ISS, one
(1) of whom shall be nominated by GPL, and one (1) of whom shall be nominated by BDL. The chairman of the Board of Directors shall at all times be selected from among the directors nominated by ISS. The parties shall vote their shares in a manner to ensure that each party's nominee(s) are elected as director(s).

         1.3 Board Meetings. The Board of Directors shall annually determine the timing, frequency and location for regularly scheduled meetings; provided, however, that they shall meet at least once during each fiscal year. Any meeting of the Board of Directors may be conducted by telephone or video conference, provided that each of the directors can hear all of the other directors. Any action to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors consent in writing to such action. For purpose of conducting business, a quorum shall consist of three (3) directors, including those attending by telephone conference. Special meetings of the Board of Directors, if any, may be called by one of the signatories hereto or by any director with not less than 30 days prior written notice of any such meeting and the subject thereof. Only subjects proposed may be acted upon at such special meetings, should any become necessary to the conduct of the Company's business.

                                   ARTICLE II
                                    FINANCE

         2.1 Consolidation of Financial Statements. The parties understand that it is desirable for ISS to be able to consolidate the operations of the Company with those of ISS for financial statement reporting purposes. The parties agree to cooperate with ISS to achieve this objective. Notwithstanding any such cooperative action by the shareholders pursuant to a reasonable request by ISS, no such action shall modify the effective ownership ratio of 20% to GPL, 20% to BDL and 60% to ISS for purpose of the election of directors, the application of the valuation formula to the purchase of shares or the distribution of dividends, including a final distribution of the proceeds of liquidation, if any.

         2.2 Fiscal Year End. It is understood that the current financial year end for the Company is 30 September, 1999. The current financial year end for ISS is 31 December, 1999. It may be desirable or, if required by ISS's certified public accountants, necessary, to change the financial year of the Company to coincide with that of ISS. Whether or not the Company's fiscal year end is changed, for purposes of applying the valuation formula and termination provisions in this Agreement, the first financial year of operations for the Company shall be the eleven months ending 31 December, 1999. Subsequent years shall be reported for the twelve-month period ending on the 31st of each succeeding December.

         2.3 Annual Budget. Prior to 30 November of each year, the Board of Directors of the Company shall adopt a budget for the ensuing financial year.

         2.4 Annual Audit. A certified accounting firm acceptable to ISS shall conduct an annual audit of the financial statements and operations of the Company. The audit shall be conducted as of 31 December of each year, or such other date as may be requested by ISS in the event that the Company has a financial year end other than 31 December.

         2.5 Additional Capital Contributions. The parties may provide additional working capital to the Company in the form of loans or advances, subject to mutual agreement of the parties as to the terms of repayment. Neither Gould nor Billow, nor their respective companies, shall be required to make any such loans or advances.


                                  ARTICLE III
                                CONFIDENTIALITY

         3.1 Protection of Confidential Information. During the term of this Agreement and for a period of five (5) years thereafter, each party shall maintain in strict confidence all "Confidential Information" (as such term is defined in Section 3.2 below) obtained from another party hereto. None of the parties shall use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement, and shall procure that its officers, directors, agents and employees maintain such Confidential Information in strictest confidence. Each of the parties agrees to promptly notify the others if it is required by law or judicial authority to disclose any Confidential Information of another party.

         3.2 Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean, with respect to each of the parties, information that is proprietary to it, including, without limitation, patents, know-how, designs, formulas, processes, technology, manufacturing information, specifications, plans, drawings and data, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to its business; information concerning any of its past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products; and information concerning any of its past, current or possible future customers or business prospects. Confidential Information shall not include (a) any information lawfully in any person's possession prior to the date of disclosure thereof by any other party, (b) any information which is in the public domain or hereafter becomes a part thereof through no fault of the person to whom such Confidential Information has been disclosed, (c) any information that becomes available to a person on a non-confidential and lawful basis from a source other than a party, or (d) any information disclosed from one party to another that is expressed in writing by the disclosing party to be non-confidential.


                                   ARTICLE IV
                          SHARE TRANSFER RESTRICTIONS

         4.1 Prohibition on Transfer. Except to the extent expressly provided below in this Article IV, no party that is a shareholder of the Company (hereinafter referred to in this Article IV as a "shareholder") may directly or indirectly sell, pledge, charge, mortgage, encumber, assign or otherwise transfer (collectively, "transfer") its shares in the Company without the prior approval of the Board of Directors of the Company and unless and until the rights of purchase conferred under this Article IV have been exhausted. Each shareholder shall procure that the members of the Board of Directors nominated by it in accordance with this Agreement shall take all such action as shall be required to approve any transfer of the shares of the Company in accordance with the terms of this Article IV and to prohibit any purported transfer of the shares of the Company which does not comply with the terms of this Article IV. Any attempted transfer of Company shares in a manner contrary to the terms of this Article IV shall be null and void.

         4.2 Issuance of Shares. The Company shall not issue or allot any new shares without the unanimous consent of the parties.

         4.3 First Refusal Rights. In the event any shareholder wishes to transfer all or part of its shares in the Company pursuant to a bona fide purchase offer from a third party, such shareholder shall first offer such shares to the Company for repurchase on the same terms as the bona fide purchase offer. If the Company fails to purchase all of the shares to be sold, any remaining shares shall in turn be offered for sale to the remaining shareholders in proportion to their then current ownership percentages in the share capital of the Company. In the event the Company and/or the other shareholders do not acquire all of the shares offered, then the offering shareholder shall be permitted to transfer such remaining shares to the bona fide third party purchaser within ninety (90) days on the same terms presented to the other shareholders. If the transfer is not completed within the 90-day period, the requirements of this Section 4.3 shall once again apply.

         4.4 Buy/Sell Provisions. In the event of termination of the Consultancy Agreement, the Service Agreement or the BDL Consulting Agreement, ISS shall purchase (or have the option to purchase), and Billow, BDL and/or GPL, as the case may be, shall sell their shares of the Company in the manner described below:

         (a) If Billow terminates the Service Agreement or if BDL terminates the BDL Consulting Agreement prior to 31 December 2000, ISS may purchase all of BDL's shares of the Company at par value (HK$1.00 per share). If GPL terminates the Consultancy Agreement prior to 31 December 2000, ISS may purchase all of GPL's shares of the Company at par value (HK$1.00 per share).

         (b) If the Company terminates the Service Agreement or the BDL Consulting Agreement prior to 31 December 2000, ISS shall purchase all of BDL's shares of the Company for US$200,000 (US$100,000 per share). If ISS terminates the Consultancy Agreement prior to 31 December 2000, ISS shall purchase all of GPL's shares of the Company for US$200,000 (US$100,000 per share).

         (c) If Billow terminates the Service Agreement or if BDL terminates the BDL Consulting Agreement between 1 January 2001 and 31 December 2001, ISS shall purchase all of BDL's shares of the Company from BDL at the lesser of US$200,000 or the Formula Price (as defined in Section 4.5 below). If GPL terminates the Consultancy Agreement between 1 January 2001 and 31 December 2001, ISS shall purchase all of GPL's shares of the Company from GPL at the lesser of US$200,000 or the Formula Price.

         (d) If the Company terminates the Service Agreement or the BDL Consulting Agreement between 1 January 2001 and 31 December 2001, ISS shall purchase all of BDL's shares of the Company from BDL at the higher of US$200,000 or the Formula Price. If ISS terminates the Consultancy Agreement between 1 January 2001 and 31 December 2001, ISS shall purchase all of GPL's shares of the Company at the higher of US$200,000 or the Formula Price.

         (e) If the Service Agreement or the BDL Consulting Agreement, or both, are terminated by the Company, BDL or Billow after 31 December 2001, ISS shall purchase all of BDL's shares of the Company at the Formula Price. If the Consultancy Agreement is terminated by either party after 31 December 2001, ISS shall purchase all of GPL's shares of the Company at the Formula Price.

         (f) If the Company terminates the Service Agreement or the BDL Consulting Agreement at any time because Billow or BDL has been found guilty by a court of a criminal offense or other offense that directly affects his or its capacity to properly conduct his or its duties under the agreement, or if BDL undergoes a change of control as defined in Section 6.2(b) below, ISS may purchase all of BDL's shares of the Company at par value. If ISS terminates the Consultancy Agreement because Gould or GPL has been found guilty by a court of such an offense, or if GPL undergoes a change of control as defined in Section 6.2(b) below, ISS may purchase all of GPL's shares of the Company at par value.

         (g) ISS may purchase all shares of the Company owned by BDL at the Formula Price in the event of the death or disability of Billow, or if Billow or BDL files a petition of any type as to his or its bankruptcy, or is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business or is wound up (an "Event of Bankruptcy"). BDL may require ISS to purchase all shares of the Company owned by BDL at the Formula Price in the event of the death or disability of Billow.

         (h) ISS may purchase all shares of the Company owned by GPL at the Formula Price in the event of the death or disability of Gould, or an Event of Bankruptcy of Gould or GPL. GPL may require ISS to purchase all shares of the Company owned by GPL at the Formula Price in the event of the death or disability of Gould.

         (i) For purposes of this Section 4.4, references to shares of the Company owned by BDL shall also include any Company shares held by Billow individually, and references to shares of the Company owned by GPL shall also include any Company shares held by Gould individually.

         (j) A party may exercise his or its right to purchase or sell shares of the Company under this Section 4.4, as the case may be, by providing written notice of such exercise (the "Notice of Exercise") to the other party or parties within thirty (30) days after becoming aware of the event or events giving rise to such right of purchase or sale. Except as otherwise provided in
Section 4.4(k), full payment for all purchases of shares under this Section 4.4 shall be made in cash within ten (10) business days after delivery of the Notice of Exercise to the purchasing party, unless the price for such shares is the Formula Price, in which case the purchase price shall be payable in two installments. A first installment equal to 50% of the Company's reasonable estimate of the Formula Price shall be payable within 10 business days after delivery of the Notice of Exercise. The balance of the purchase price shall be payable within ten (10) business days after completion of an audit of the Company's results for the current calendar year by the Company's auditor. The Company shall use its best efforts to complete the audit within ninety (90) days after the Company's year end.

         (k) If ISS elects or is obligated to purchase shares of the Company from BDL or GPL hereunder, ISS may pay up to 50% of the purchase price by issuing shares of ISS' common stock to BDL or GPL, as the case may be, with an aggregate value equal to the portion of the purchase price not paid in cash. The value of such ISS common shares shall be equal to the average closing price of ISS common shares for the 20 trading days immediately preceding the date on which the Notice of Exercise if delivered. ISS' rights under this Section 4.4(k) shall be available so long as ISS' common shares are traded on Nasdaq or another recognized stock exchange in the United States.

         4.5 Formula Price. For purposes of this Agreement, the "Formula Price" of shares of the Company shall be determined as follows:

         (a) The fair market value of the Company for purposes of this Section shall be computed in two parts. The first part shall be equal to average annual sales over a three year period, multiplied by 150% and then divided by two, which shall represent 50% of the formula value of the Company. The second part, comprising the remaining 50% of the formula value of the Company, shall be equal to the average annual profits before taxes over a three year period, multiplied by ten, and then divided by two. In each instance, the three year averaging period shall include the two years immediately preceding the valuation date, plus the current year. Financial performance for the current year shall be estimated pending completion of a year end audit and final adjustments to the purchase price shall reflect the actual operating results for the current year. For purposes of this formula, the current year shall be that year during which an event requiring application of the formula occurs, and annual profit shall not have a value less than zero.

         (b) To determine the value of particular ownership interest, the sum of the two valuation components shall be multiplied by the percentage ownership of the Company which the shares in question represent.

         4.6 Liquidation of the Company. No action shall be undertaken by any party to cause the winding up or liquidation of the Company without the unanimous consent of all of the parties.


                                   ARTICLE V
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         5.1 Representations and Warranties of ISS. ISS represents and warrants to the other parties as follows:

         (a) ISS is duly organized and validly existing under the laws of the State of Minnesota, has all requisite authority to carry on its business as now being conducted, and is qualified to do business in each jurisdiction where the nature of its activities would require such qualification.

         (b) ISS has taken all action necessary for the authorization, execution, delivery and performance of this Agreement, and when accepted by the other parties hereto, this Agreement shall constitute a valid and binding obligation, enforceable against it in accordance with its terms.

         5.2 Representations and Warranties of Gould and GPL. Gould and GPL represent and warrant to the other parties as follows:

         (a) GPL is duly organized and validly existing under the laws of the British Virgin Islands, has all requisite authority to carry on its business as now being conducted, and is qualified to do business in each jurisdiction where the nature of its activities would require such qualification.

         (b) GPL has taken all action necessary for the authorization, execution, delivery and performance of this Agreement, and when accepted by the other parties hereto, this Agreement shall constitute a valid and binding obligation, enforceable against it in accordance with its terms.

         (c) Gould is the beneficial owner of all of the issued and outstanding shares of GPL.

         5.3 Representations and Warranties of Billow and BDL. Billow and BDL represent and warrant to the other parties as follows:

         (a) Each of BDL and the Company is duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite authority to carry on it business as now being conducted, and is qualified to do business in each jurisdiction where the nature of its activities would require such qualification.

         (b) Each of BDL and the Company has taken all action necessary for the authorization, execution, delivery and performance of this Agreement, and when accepted by the other parties hereto, this Agreement shall constitute a valid and binding obligation, enforceable against it in accordance with its terms.

         (c) Billow is the beneficial owner of all of the issued and outstanding shares of BDL.

         5.4  Joint and Several Liability.

         (a) For purposes of this Agreement, Gould and GPL shall be deemed one and the same party and shall be jointly and severally liable for the obligations of the other under this Agreement, and any breach by Gould or GPL of any of his or its obligations hereunder shall be deemed a breach of both Gould and GPL.

         (b) For purposes of this Agreement, Billow and BDL shall be deemed one and the same party and shall be jointly and severally liable for the obligations of the other under this Agreement, and any breach by Billow or BDL of any of his or its obligations hereunder shall be deemed a breach of both Billow and BDL.


                                   ARTICLE VI
                                  TERMINATION

         6.1 Term. This Agreement shall take effect on the date first above written and shall continue in full force and effect until terminated in accordance with Section 6.2 hereof.

         6.2 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated in accordance with the following provisions:

         (a) This Agreement may be terminated at any time by the mutual agreement of the parties in writing; or

         (b) The rights of BDL, Billow, GPL and/or Gould may be terminated by ISS if BDL or GPL undergoes a change in control. For purposes of this Agreement, "change of control" means the occurrence of any sale, transfer, pledge or other encumbrance, the issuance of shares or any other event, including, without limitation, merger or consolidation, which gives effective control, including the ability to direct the management, of such party to any third party not theretofore an affiliate of such party, or any sale of substantially all of the assets of a party to a buyer that is not a direct or indirect subsidiary of such party. For purposes of this Agreement, "affiliate" means mean any association, corporation, partnership, limited liability company, trust or other entity of any kind or nature whatsoever (excluding any individual) that controls, is controlled by, or is under common control with a party hereto.

                                  ARTICLE VII
                                 MISCELLANEOUS

         7.1 Disputes. Disagreements between any parties relating to this Agreement that can not be resolved through mutual consultation shall be submitted to arbitration. The place of arbitration shall be the Hong Kong Special Administrative Region. An independent expert arbitrator shall be appointed by a unanimous decision of the board of directors of the Company, or, failing a unanimous decision of the board, by the Hong Kong Chamber of Commerce.

         7.2 Governing Law and Construction. The validity, construction and performance of this Agreement shall be governed by and be interpreted in accordance with the laws of the Hong Kong Special Administrative Region.

         7.3 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the parties relating to its subject matter, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement, including without limitation the Letter of Intent dated January 28, 1999 by and among ISS, BDL, Billow, GPL and Gould.

         7.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by all the parties hereto.

         7.5 Further Assurances. The parties agree to execute such other instruments and documents and to take such other action as may be necessary to effect the purposes of this Agreement.

         7.6 Conflict with Memorandum and Articles of Association. In the event of any conflict between the terms of this Agreement and the terms of the Memorandum and Articles of Association of the Company, it is the intention of the parties that the provisions of this Agreement shall prevail, and the shareholders hereby agree to exercise all voting and other rights and powers available to them so as to give effect of the terms of this Agreement and shall, if necessary, take all action necessary to amend the Memorandum and Articles of Association so as to give effect to the intents and purposes of this Agreement. As soon as reasonably possible after the execution of the Agreement, the parties shall cause the Memorandum and Articles of Association of the Company to be amended to conform to the terms of this Agreement.

         7.7 Notices. Any notice or demand provided for hereunder shall be deemed sufficiently given if sent by telex, telefax (facsimile), internationally recognized courier or receipted mail (in each case prepaid) to the address specified in writing by the party to which it is sent and shall be deemed effective on the date of delivery specified in the telex, telefax (facsimile) or the courier or mail receipt. Unless and until a party receives written notice to the contrary from another party, it shall be entitled to consider the following to be proper addresses of the other parties respectively:

         As to ISS:                Image Sensing Systems, Inc.
                                   500 Spruce Tree Centre
                                   1600 University Avenue West
                                   St. Paul, Minnesota 55104-3825
                                   U.S.A.
                                   Attention: President
                                   Telefax No.: 1-651-603-7795

         As to GPL or Gould:       Mr. Anthony H. Gould
                                   ISS Asia Regional Office
                                   99/49 Chuan Chuen Floraville
                                   Paturn Thani 12000
                                   Thailand
                                   Telefax No.: 662-598-2780

         As to the Company,        MAX Resources Limited
         BDL or Billow:            2001 Central Plaza
                                   18 Harbour Road
                                   Wanchai, Hong Kong
                                   Attention: Mats Johan Billow
                                   Telefax No.: 852-2827-0056

         7.8 Waiver. No failure on the part of any party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or at law or in equity.

         7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall have the right to assign this Agreement in whole or in part without the prior written consent of the other parties hereto, which consent may be granted or withheld in the sole and absolute discretion of such other parties.

     7.10 Severability. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreements or any related document, shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

     7.11 Distribution Agreement. Within thirty (30) days after the date of this Agreement, ISS and the Company shall enter into a distribution agreement under which ISS shall appoint the Company as the exclusive distributor of ISS products in Asia; provided, that such an agreement will not conflict with the Company's then-current distribution agreement with Peek Traffic Limited.

     7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute together one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders' Agreement as of the date set forth in the first paragraph.


IMAGE SENSING SYSTEMS, INC                        MAX RESOURCES LIMITED

By   /s/ WILLIAM L. RUSSELL                       By   /s/ MATS JOHAN BILLOW
     -------------------------                         -----------------------
     William L. Russell                                Mats Johan Billow
     President and Chief Executive Officer             President


BERKELEY DEVELOPMENT LIMITED

By   /s/ MATS JOHAN BILLOW                        /s/ MATS JOHAN BILLOW
     -------------------------                    ----------------------------
     Mats Johan Billow                            MATS JOHAN BILLOW
     President


GROVE PLACE LIMITED

By   /S/ ANTHONY H. GOULD                         /S/ ANTHONY H. GOULD
     -------------------------                    ----------------------------
     Anthony H. Gould                             ANTHONY H. GOULD
     President